SCHEDULE 14A INFORMATION

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GLOBALSCAPE, INC.
(Name of Registrant as Specified in Its Charter)

_________________________________________________
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016
Annual Meeting
of Stockholders

Proxy Statement
And
Form 10-K

For the year ended December 31, 2015

4500 Lockhill-Selma, Suite 150	San Antonio, TX 78249

To Our Stockholders,

I remain extremely proud of the accomplishments of the GlobalSCAPE team in 2015. Due to the efforts of everyone in the Company and our world-class collection of partners, we achieved record revenues during 2015 as a whole surpassing $30M for the first time in company history as well as 23% year over year growth in new client bookings.  These accomplishments are a direct result of our people meeting a number of goals that included:

James Bindseil (President and CEO)
•        Continued innovation of our core product lines while continuing to invest in emerging technologies for future benefit

•        Enhanced sales and marketing efforts focused on demand generation and the maturation of our North America channel program

•        Continued premier customer support and satisfaction that produces a maintenance and support renewal rate in excess of 90%

The GlobalSCAPE team has been focused not only on the short term financial objectives but also on putting the pieces in place that will enable even greater future growth. Our 2015 fiscal year and Q4 performance once again demonstrates the momentum and predictability that we are working to achieve at GlobalSCAPE. All of us with GlobalSCAPE consider 2015 to have been very successful and we remain pleased that the changes we have made in our sales, marketing and product development activities are working as expected.  We believe that the investments that we have made over the last two years continue to show their value and will continue to further mature in future periods.

Throughout 2016, we will work to continue to build on our momentum in both legacy as well as emerging technologies and continue growing in both our customer facing and partner facing programs.  These pillars will remain at the forefront of all our activities while continuing to deliver world-class support and services that our loyal customers have come to expect.

I am proud to serve as the President and CEO of GlobalSCAPE.  I remain confident that the world-class technologies we develop, combined with the efforts of all of our internal and partner teams, make GlobalSCAPE second to none. Our team is focused and continues to execute on our strategic plans as we work to identify all possible paths to accelerate growth in the year ahead and beyond. As we approach our 20th anniversary as a company, we believe the best is yet to come.

As always, thank you for the support you continue to show GlobalSCAPE. I look forward to meeting you at the Annual Meeting of Stockholders on May 5, 2016.

Sincerely,

James L. Bindseil
President and Chief Executive Officer

GlobalSCAPE, Inc.
4500 Lockhill-Selma Rd, Suite 150
San Antonio, Texas  78249
(210) 308-8267

March 23, 2016

Dear Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of GlobalSCAPE, Inc. to be held at GlobalSCAPE’s headquarters, 4500 Lockhill-Selma Road, Suite 150, San Antonio, TX 78249, on Thursday, May 5, 2016, at 9:00 a.m. If you cannot attend the annual meeting, you may vote over the Internet. If you received a paper copy of the proxy materials, you may follow the instructions on the proxy card.

The agenda for this year’s annual meeting includes:

•	The election of two directors who will serve for a term of three years.

•	Ratification of the selection of Padgett, Stratemann & Co., L.L.P. as our independent registered public accounting firm for the year ending December 31, 2016.

•	Advisory votes on executive compensation and the frequency of such votes in the future.

Please refer to the Proxy Statement for detailed information about each of the proposals and the annual meeting.

Every stockholder vote is important. Even if you do not plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by signing your Proxy Card and mailing it in accordance with the instructions on the card. If you prefer, you may vote over the Internet or by telephone following the instructions on your Proxy Card. You may revoke your proxy at any time before it is voted. You may also vote in person at the stockholders meeting if you are the stockholder of record.

Sincerely, James L. Bindseil President and Chief Executive Officer

GlobalSCAPE, Inc.
4500 Lockhill-Selma Rd, Suite 150
San Antonio, Texas  78249
(210) 308-8267

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2016

To the Stockholders of GlobalSCAPE, Inc.:

The 2016 Annual Meeting of Stockholders of GlobalSCAPE, Inc. (the “Company”) will be held at the Company’s office located at 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249, on May 5, 2016, at 9:00 a.m., local time, for the following purposes:

1.	To elect the following directors to serve for a term of three years:

Frank M. Morgan

Thomas E. Hicks

2.	To ratify the appointment of Padgett, Stratemann & Co., L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

3.	To approve, by advisory vote, a resolution on executive compensation.

4.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation.

5.	To transact any other business that may properly come before the meeting or any adjournment thereof, including a motion to adjourn or postpone the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this notice.

The Company’s Board of Directors has fixed the close of business on March 11, 2016, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

March 23, 2016
San Antonio, Texas

By Order of the Board of Directors, James L. Bindseil President and Chief Executive Officer

Important Notice Regarding Availability of
Proxy Materials For Our Annual Meeting of Stockholders to be Held On May 5, 2016

This Proxy Statement, the form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements, are available on the Internet at www.proxyvote.com.

GlobalSCAPE, Inc.

Proxy Statement
For
Annual Meeting of Stockholders
To Be Held Thursday, May 5, 2016

PROPOSAL TWO RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27

PRINCIPAL AUDITOR FEES AND SERVICES	27

AUDIT COMMITTEE PRE-APPROVAL POLICY	27

AUDIT COMMITTEE REPORT	28

PROPOSAL THREE ADVISORY VOTE ON EXECUTIVE COMPENSATION	29

PROPOSAL FOUR FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	29

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	30

AVAILABLE INFORMATION	30

OTHER MATTERS	31

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of GlobalSCAPE, Inc. (“GlobalSCAPE” or the “Company”) of proxies from the stockholders of GlobalSCAPE to be used at GlobalSCAPE’s 2016 Annual Meeting of Stockholders. In accordance with Securities and Exchange Commission rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail a Notice of Internet Availability of Proxy Materials, which advises that the proxy materials are available on the Internet to stockholders. We intend to commence distribution of the Notice of Internet Availability on or about March 23, 2016. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources.  If you previously elected to receive our proxy materials electronically, you will continue to receive these materials in that manner unless you elect otherwise.  However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Date, Time, Place of Annual Meeting

GlobalSCAPE’s 2016 Annual Meeting of Stockholders will be held at 9:00 a.m., Central Daylight Time, on May 5, 2016, at GlobalSCAPE’s office at 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249. Please call us at (210) 308-8267, ext. 5134, if you need assistance with directions to our office.

Record Date, Shares Entitled to Vote, Quorum

GlobalSCAPE’s Board of Directors has fixed the close of business on March 11, 2016, as the record date for GlobalSCAPE stockholders entitled to notice of and to vote at the annual meeting.  As of the record date, there were 21,028,726 shares of GlobalSCAPE common stock outstanding, which were held by approximately 1,831 holders of record.  Stockholders are entitled to one vote for each share of GlobalSCAPE common stock held as of the record date.

The holders of a majority of the outstanding shares of GlobalSCAPE common stock issued and entitled to vote at the annual meeting must be present in person or by proxy to establish a quorum for business to be conducted at the annual meeting.  Whether you attend the meeting in person, sign and return the proxy card or vote via the Internet or telephone, your shares will be counted as present at the meeting. Abstentions and broker non-votes are included for purposes of determining whether a quorum is present at the annual meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. Please consider the following voting matters specific to each proposal on the ballot:

•
Proposal 1 (election of directors) is not considered a routine matter under New York Stock Exchange rules. Your bank or broker will not have discretionary authority to vote your shares held in street name on this item. A broker non-vote may also occur if your broker fails to vote your shares for any reason.

•
Proposal 2 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter under New York Stock Exchange rules. Your bank or broker will have discretionary authority to vote your shares held in street name on that Proposal.

•
Proposal 3 (advisory vote on executive compensation) is an advisory vote and must receive the affirmative vote of the holders of a majority of the total votes cast on the proposal in order to be approved.  Broker non-votes are not considered votes cast “for” or “against” this proposal and will have no effect.

•
Proposal 4 (frequency of future advisory votes on executive compensation) is an advisory vote and must receive the affirmative vote of the holders of a majority of the total votes cast on the proposal in order to be approved.  Broker non-votes are not considered votes cast “for” or “against” this proposal and will have no effect.

If sufficient votes for approval of the matters to be considered at the annual meeting have not been received prior to the meeting date, GlobalSCAPE may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this Proxy Statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this Proxy Statement will be voted in the same manner described in this Proxy Statement with respect to the original meeting.

Stockholders of Record and Beneficial Owners

Many of our stockholders hold their shares through a stockbroker, bank, or other agent rather than directly in their own names. Following are some distinctions between shares held of record and those owned beneficially:

•
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares. Access to our proxy materials is being provided directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

•
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of the shares held in “street name.” Access to these proxy materials is being provided by your broker who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Attendance and Voting by Proxy

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following four methods:

•	Vote in person, by attending the Annual Meeting. We can give you a proxy card or a ballot when you arrive, if requested.

•	Vote by Internet, by going to the web address, www.proxyvote.com, and following the instructions for Internet voting.

•	Vote by telephone. Please call the number printed on your voting document.

•	Vote by mail, by completing, signing, dating, and mailing the proxy card mailed to you in the envelope provided. If you vote by Internet, please do not mail your proxy card.

The deadline for voting electronically on the Internet is 11:59 p.m., Eastern Time, on May 4, 2016. If you vote by mail, your signed proxy card must be received before the annual meeting to be counted at the annual meeting.

If your shares are held in “street name” (through a broker, bank, or other agent), you should have received a separate voting instruction form or you may vote by telephone or on the Internet as instructed by your broker or bank.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER AGENT AND YOU WANT TO VOTE AT THE MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.  YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING WITHOUT THE LEGAL PROXY.

The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares as follows:

•	“FOR” the nominated directors.

•	“FOR” the ratification of the selection of Padgett, Stratemann & Co., L.L.P. as GlobalSCAPE’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	“FOR” approval, on an advisory basis, of the compensation of GlobalSCAPE’s executives named in the Summary Compensation Table in this Proxy Statement.

•	“FOR” a frequency of three (3) years for future advisory votes on executive compensation.

The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

If any matters other than those addressed on the proxy card are properly presented for action at the Annual Meeting, the persons named in the proxy card will have the discretion to vote on those matters in their best judgment unless authorization is withheld.

Revocation of Proxy

Whether you vote by Internet, by telephone, or by mail, you may change or revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date.

•	Voting again by the Internet at a later time.

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy.

•	Attending the meeting and voting your shares in person.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Quorum; Vote Requirements

Election of Directors

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or by proxy and entitled to vote on the election of directors. Under Delaware law, votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Unless otherwise instructed or unless authority to vote is withheld, the proxy card accompanying these materials will be voted FOR election of each of the director nominees.

Ratification of Appointment of Independent Registered Public Accounting Firm

With respect to Proposal Two, the ratification of the appointment of the Company’s independent registered public accounting firm, an abstention is treated as entitled to vote and, therefore, has the same effect as voting “against” the proposal. Since this proposal is considered a “routine” matter, brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Unless otherwise instructed or unless authority to vote is withheld, the proxy card accompanying these materials will be voted FOR the ratification of Padgett, Stratemann & Co., L.L.P. as the Company’s independent registered public accounting firm for fiscal year 2016.

Advisory Vote on Executive Compensation

With respect to Proposal Three, the advisory vote on executive compensation, an abstention from voting will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares. The outcome of this proposal is advisory in nature and is non-binding.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

With respect to Proposal Four, the frequency of future advisory votes on executive compensation, an abstention from voting will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares. The outcome of this proposal is advisory in nature and is non-binding.

Other Matters

The required vote to approve any matter other than the election of directors is the affirmative vote by the holders of a majority of the total number of shares of common stock present in person or by proxy and entitled to vote on the matter.

Important Note Regarding NYSE Rules

If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals, the broker must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Under the rules of the New York Stock Exchange, if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors or in the advisory votes on executive compensation and the frequency of such votes in the future. Therefore, it is important that you provide voting instructions to your broker.

Solicitation of Proxies

Proxies will be solicited by mail and the Internet.  Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers, and employees of GlobalSCAPE.  Directors, officers, and employees soliciting proxies will receive no extra compensation but may be reimbursed for related out-of-pocket expenses.  GlobalSCAPE will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners.  GlobalSCAPE will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so.  GlobalSCAPE will pay the cost of solicitation of proxies.

PROPOSAL ONE
ELECTION OF DIRECTORS

GlobalSCAPE’s Articles of Incorporation divide the Board of Directors into three classes of directors serving staggered three-year terms, with one class to be elected at each annual meeting of stockholders.  At this year’s meeting, two Class I directors are to be elected for a term of three years, to hold office until the expiration of their term in 2019, or until a successor shall have been qualified and elected. The nominees are Frank M. Morgan and Thomas E. Hicks.  Mr. Morgan is currently a Class I director. Dr. Hicks is not currently a director. Neither Mr. Morgan nor Dr. Hicks is an officer of GlobalSCAPE.

Assuming the presence of a quorum, the nominees for director who receive the most votes will be elected.  The enclosed form of proxy provides a means for stockholders to vote for or to withhold authority to vote for each of the nominees for director.  If a stockholder executes and returns a proxy but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the election of each of the nominees for director.  In determining whether this item has received the requisite number of affirmative votes, abstentions, and broker non-votes will not be counted and will have no effect.

The Board of Directors recommends a vote “FOR” the election of the nominees to the Board of Directors.

The following table sets forth the name and age of each nominee as of the mailing date of this Proxy Statement, the principal occupation of the nominee during at least the past five years, and, if applicable, the year he began serving as a director of GlobalSCAPE:

Name	Age

Frank M. Morgan	67
Mr. Morgan is currently Executive Director, Cyber Security, for ManTech International’s MCTS Group.  Prior to joining ManTech in 2010, from 2005 to 2010, Mr. Morgan served as the Vice President and General Manager of the Information Systems Business Unit and Intelligence Solutions Division, of L-3 Communications Services Group, managing offices in Reston, Virginia, Colorado Springs, Colorado, and San Antonio, Texas.  He held a similar position with Titan Corporation from 2001 to 2005 before its acquisition by L-3. From 1996 to 2001, Mr. Morgan worked for BTG, Inc. (acquired by Titan Corp.), a publicly-traded, software development company and computer security product value-added reseller.  As Vice President of Federal Sales, Mr. Morgan was responsible for marketing security products across the federal government.  Mr. Morgan spent 30 years in the Air Force, retiring in 1996 as a Colonel.  His assignments included three tours at the Pentagon in both operations and acquisitions.  He holds a B.S. in Aeronautical Engineering from the Air Force Academy, a M.S. in Human Resources Management from the University of Utah, and a M.A. in National Security and Strategic Studies from the Naval War College.  Mr. Morgan’s business experience, particularly his experience in the software industry and in government sales, provides valuable insight to our board.  Mr. Morgan first became a director of GlobalSCAPE in 2006.  His current term as director of GlobalSCAPE expires in 2016.

Dr. Thomas E. Hicks	67
Dr. Hicks has 46 years of experience as an educator in the computer science field. He is currently an Associate Professor of Computer Science at Trinity University in San Antonio, Texas. He has served in that position since 1983. He is responsible for all of the software engineering courses at Trinity University where he also teaches courses in database design, networking and data communications, advanced website design and cloud computing. He has over 100 publications and/or conference presentations to his credit. Dr. Hicks is a graduate of West Virginia University where he received a Bachelor of Science in Secondary Education-Comprehensive Mathematics, a Masters of Science-Secondary and Elementary Mathematics Education, and an Educational Doctorate in Mathematics Education-Concentrations in Mathematics and Computer Science.  Dr. Hicks’ extensive experience in the computer science field and software engineering will provide valuable technical insight to our board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED ABOVE AS DIRECTORS.

Directors with Terms Expiring in 2017 and 2018

The following table sets forth the name and age of each director as of the mailing date of this Proxy Statement, the principal occupation of each director during at least the past five years and the year each began serving as a director of GlobalSCAPE.

Name	Age

David L. Mann	66
Mr. Mann has been in the real estate development and home building business since his graduation from Southern Methodist University in 1975 where he earned a B.B.A.  For the past twenty years, he has worked exclusively in the San Antonio, Texas market.  Mr. Mann currently serves as a member of the Board of Directors of GlobalSCAPE and has served in such capacity since June 2002.  Mr. Mann has broad business and finance experience and beneficially owns approximately 8.4% of our shares.  Mr. Mann’s term as a director of GlobalSCAPE expires in 2017.

James L. Bindseil	51	Mr. Bindseil is GlobalSCAPE’s President and Chief Executive Officer. For more information, see below under “Executive Officers”. Mr. Bindseil’s term as a director of GlobalSCAPE expires in 2017.

Thomas W. Brown	72	Mr. Brown has been an independent stockbroker and investment advisor in San Antonio since 1995. He entered the securities brokerage business in 1967 after receiving an M.B.A. from Southern Methodist University. In recent years, he has been involved in the real estate development business in San Antonio in addition to managing stock and bond investments. Mr. Brown currently serves as a member and Chairman of the Board of Directors of the Company and has served in such capacity since June 2002. Mr. Brown is an experienced investor and our largest stockholder who beneficially owns approximately 27.0% of our shares. Mr. Brown’s term as a director of GlobalSCAPE expires in 2018.

Executive Officers

The following table sets forth the name, age, and position of each of our executive officers as of the mailing date of this Proxy Statement and the principal occupation of each executive officer during the past five years.

Name	Age	Position

James L. Bindseil	51	President and Chief Executive Officer
Mr. Bindseil is GlobalSCAPE’s President and Chief Executive Officer. He has held that position since December 2013. He became Interim President in September 2013 and was appointed to his current position in December 2013. From July 2010 to September 2013, Mr. Bindseil held various positions with GlobalSCAPE, the primary responsibilities of which were leading our client support and sales and marketing functions. He is responsible for overseeing and leading all aspects of GlobalSCAPE’s business.

Mr. Bindseil has more than 20 years of experience leading and delivering information technologies products, professional services and support for a broad range of domestic and international businesses. Prior to joining GlobalSCAPE, from January 2009 to July 2010, Mr. Bindseil served as Vice President of Solutions Engineering and Marketing for Enterprise Business Services at Fujitsu America.  From July 1999 to December 2008, he was Senior Global Technical Director for the Security Services line of business at Symantec. He also served honorably in the United States Marine Corps.

Name	Age	Position

			Mr. Bindseil graduated with honors from the University of Phoenix with a Bachelor of Arts degree in Management and has an Associate of Arts degree in Mathematics. He has obtained professional certifications from Hewlett Packard, Cisco Systems, Microsoft, and as a Certified Information Systems Security Professional (CISSP).

James W. Albrecht, Jr.	61	Chief Financial Officer
Mr. Albrecht has served as GlobalSCAPE’s Chief Financial Officer since July 2012.  He is responsible for GlobalSCAPE’s finance, accounting and treasury activities and has over 40 years of experience in these fields.

Before joining GlobalSCAPE, from 2008 to 2012, Mr. Albrecht was Chief Executive Officer and Chief Financial Officer of Photoreflect.com, an Internet-based company that provides an online display and selling portal for professional photographers. He began his career at Arthur Andersen LLP where he served clients for eleven years.

Mr. Albrecht regularly lectures as a faculty member at The University of Texas at Austin where he received a B.B.A. in Accounting.

Matthew C. Goulet	43	Chief Operating Officer and Senior Vice President of Sales and Marketing
Mr. Goulet has served as GlobalSCAPE’s Chief Operating Officer since October 2015 and its Senior Vice President of Sales and Marketing since January 2015. From October 2013 to December 2014, he was GlobalSCAPE’s Vice President of Sales. He has more than 18 years of experience in the security, networking, and storage industries. From 2008 to September 2013, he was at Kaspersky Labs, an information technologies security company, most recently as the Vice President of SME sales and operations, where he helped build Kaspersky’s reseller channel.

Mr. Goulet received a BS in Marketing from the Boston College Carroll School of Management.

Greg T. Hoffer	44	Vice President of Engineering	Mr. Hoffer has served as GlobalSCAPE’s Vice President of Engineering since July 2015. From January 2014 to June 2015, he was GlobalSCAPE’s Director of Engineering. From September 2012 to December 2013, he was Director of Software R&D at Trinity Millennium Group. During 2011 and 2012, he pursued a Ph.D. in Computer Science at The University of Texas at San Antonio. Mr. Hoffer previously served in various engineering roles at GlobalSCAPE from 2000 to 2010. He has more than 18 years of experience in developing and delivering commercial software products related to security, networking, and storage.

Mr. Hoffer received a Master’s degree in Computer Science from the University of Texas at San Antonio and a Bachelor’s degree in Computer Science with a major in economics and a minor in mathematics from Trinity University.

Board Meetings and Attendance

During the fiscal year ended December 31, 2015, the Board of Directors held five meetings and also acted by unanimous written consent three times.   Separate from the full Board of Directors’ meetings, there were five Audit Committee meetings and five Compensation Committee meetings.  During 2015, each director, except for Phillip M. Renfro, attended at least 75% of all Board and applicable Committee meetings. During 2015, our directors received compensation for service to GlobalSCAPE as a director.  See “Executive Compensation – Compensation of Directors.”  GlobalSCAPE encourages, but does not require, directors to attend the annual meeting of stockholders.  At GlobalSCAPE’s 2015 Annual Meeting, all members of the Board were present other than Mr. Renfro.

Board Leadership Structure

The Board believes it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman of the Board.  This structure ensures a greater role for the directors in the oversight of management and the Company and promotes active participation of the directors in setting meeting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Board Independence

A majority of the Board has determined that Messers. Mann and Morgan and Dr. Hicks are independent as determined in accordance with the listing standards of the NYSE MKT LLC and the Exchange Act. All members of the Audit and Compensation Committees are “independent” as defined by the Securities and Exchange Commission and the listing standards of the NYSE MKT LLC.

Committees of the Board of Directors

GlobalSCAPE has standing Audit and Compensation Committees.

The Audit Committee is a separately-designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee consisted of Messrs. Mann and Morgan in 2015.  Mr. Mann was the chairman of this committee during 2015. This committee met five times during 2015. The Board has determined that Mr. Mann is an audit committee financial expert as defined by SEC rules. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the production of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities.   The Audit Committee Report, which appears in a subsequent section of this document, more fully describes the activities and responsibilities of the Audit Committee.

The Compensation Committee consisted of Messrs. Mann and Morgan in 2015. Mr. Morgan was chairman of this committee during 2015. This committee met five times during 2015. The Compensation Committee’s role is to establish and oversee GlobalSCAPE’s compensation and benefit plans and policies, administer its stock option plans, and review and approve annually all compensation decisions relating to GlobalSCAPE’s officers.  At least annually, our President and Chief Executive Officer submits to the Compensation Committee his recommendations as to base salary, bonus and equity incentives awards for each executive officer, except himself, for the following fiscal year based upon his subjective evaluation of their individual performance.  The Compensation Committee reviews and discusses the recommendations and has the sole authority to determine the base salary, bonus, and equity incentives for the President and Chief Executive Officer.

The agenda for meetings of the Compensation Committee is determined by its Chairman.  At each meeting, the Compensation Committee meets in executive session. The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. The Company’s personnel support the Compensation Committee in its duties and, along with the President and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities.

GlobalSCAPE does not currently have a nominating committee. The Board of Directors does not believe that it is appropriate to have a separate nominating committee because of the small size of the Board and that the Board consists of a majority of independent directors. All directors participate in the consideration of director nominees.

Each of the Board’s committees has a written charter. Copies of the charters are available for review on the Company’s website at www.globalscape.com on the Investor Relations page.

Risk Management

The Company has a risk management program overseen by its President and Chief Executive Officer and the Chief Financial Officer. Material risks are identified and prioritized by management. Each prioritized risk is referred to a Board committee or the full Board for oversight.

The Board reviews information regarding the Company's credit, liquidity, and operations, as well as the risks associated with each. The Board also reviews and approves the annual operating budget of the Company. Because we rely on cash on hand and cash flows from operations to fund our operations, the Board as a whole devotes significant time to reviewing and approving our levels of indebtedness, contractual obligations and spending supporting our business activities. While each committee is responsible for specific risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Compensation Committee periodically reviews the most important risks to the Company to ensure that compensation programs do not encourage excessive risk taking.

Compensation Committee Interlocks and Insider Participation

Messrs. Morgan and Mann served on the Compensation Committee during 2015.  No member of the Compensation Committee was at any time during 2015, or any other time, an officer or employee of GlobalSCAPE or had any relationship with GlobalSCAPE requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement.  No executive officer of GlobalSCAPE has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2015.

Code of Ethics

GlobalSCAPE has adopted a Code of Ethics that applies to all of its employees, including the President and Chief Executive Officer and its Chief Financial Officer.  This Code is a statement of GlobalSCAPE’s high standards for ethical behavior, legal compliance, and financial disclosure. It is applicable to all directors, officers, and employees.  A copy of the Code of Ethics can be found in its entirety on GlobalSCAPE’s website at www.globalscape.com.  Should there be any changes to, or waivers from, GlobalSCAPE’s Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Stockholder Communications with Board

The Board of Directors has a process by which stockholders may communicate with the Board of Directors.  Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o Corporate Secretary.  The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the members of the Board of Directors.

Nominations

The Board of Directors is responsible for determining the slate of director nominees for election by stockholders. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by stockholders at the next annual meeting.  For positions on the Board created by a director’s leaving the Board prior to the expiration of his current term, whether due to death, resignation, or other inability to serve, Article III of the Company’s Amended and Restated Bylaws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Board of Directors does not currently use any third-party search firm to assist in the identification or evaluation of Board member candidates.  The Board of Directors may engage a third party to provide such services in the future as it deems necessary or appropriate.

The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his duties of loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity, experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business and finance.  Candidates with potential conflicts of interest or who do not meet this criteria are disqualified.  The Board of Directors will consider these criteria for nominees identified by the Board, by stockholders, or through some other source.  When current Board members are considered for nomination for reelection, the Board of Directors also takes into consideration the member’s prior Board contributions, performance, and meeting attendance records.

The Board of Directors will consider qualified candidates that are recommended by stockholders for possible nomination.  Stockholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors, c/o Corporate Secretary, at the address listed above:

•	Name of the candidate with brief biographical information and résumé.

•	Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected.

•	A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

Any such nomination must comply with the advance notice provisions of our Amended and Restated Bylaws.  These provisions are summarized under “Stockholder Proposals to be Presented at Next Annual Meeting” in a subsequent section of this document.

The Board of Directors conducts a process of making a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve and other background information.  This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited for further evaluation through a series of interviews.  The Board of Directors uses the same process for evaluating all nominees, regardless of the original source of the information.  The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board of Directors strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's businesses.

No candidates for director nominations were submitted to the Board of Directors by any stockholder in connection with the 2016 Annual Meeting.

Composition of the Board of Directors

The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and business goals.  In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the Company.  The Company’s policy is to have at least a majority of its directors qualify as “independent” as determined in accordance with the listing standards of the NYSE MKT LLC and Rule 10A-3 of the Exchange Act.  The Board of Directors identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience.

The Board of Directors seeks directors with strong reputations, high integrity and experience in areas relevant to the strategy and operations of the Company, particularly in the high technology industry and areas involving complex business and financial dealings.  The Board of Directors also believes that each nominee and current director has other key attributes that are important to an effective board including the ability to engage management in a constructive and collaborative fashion and a diversity of background, experience and thought.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of March 11, 2016,  by (i) each person known by GlobalSCAPE to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of GlobalSCAPE, (iii) the President and Chief Executive Officer, (iv) each of the executive officers of GlobalSCAPE, and (v) all executive officers and directors of GlobalSCAPE as a group.  Unless otherwise indicated in the footnotes below, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 21,028,726 shares of common stock outstanding at March 11, 2016.  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or restricted stock held by that person that are currently exercisable or will vest or are exercisable within 60 days of March 11, 2016.

With respect to the beneficial owners listed in the table below, the address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts, 02210. The address of all other beneficial owners listed in the table below is c/o GlobalSCAPE, Inc., 4500 Lockhill-Selma Rd, Suite 150, San Antonio, Texas, 78249.

Shares Beneficially Owned as of March 11, 2016
					Additional
			Common Shares		Common Shares
	Common		That May Be		That May Be
	Shares		Acquired By		Acquired within	Total
	Currently		Exercise of	Total Common	60 Days of	Beneficial	Percentage
	Owned		Stock Options	Shares Held	March 11, 2016	Ownership	of
Name of Beneficial Owner	(# of shares)		(# of shares)	(# of shares)	(# of shares)	(# of shares)	Class
Thomas W. Brown	5,560,393	(1) (2)	60,000	5,620,393	-	5,620,393	26.65%
Wellington Management Group LLP	1,816,900	(3)	-	1,816,900	-	1,816,900	8.64%
David L. Mann	1,606,971	(2)	60,000	1,666,971	-	1,666,971	7.90%
Phillip M. Renfro	99,495	(2)	60,000	159,495	-	159,495	0.76%
Frank M. Morgan	127,875	(2)	20,000	147,875	-	147,875	0.70%
James L. Bindseil	-		224,000	224,000	-	224,000	1.05%
James W. Albrecht, Jr.	-		174,750	174,750	-	174,750	0.82%
Matthew C. Goulet	2,000	(4)	90,750	92,750	-	92,750	0.44%
Greg Hoffer	100		33,000	33,100	-	33,100	0.16%

All directors and executive officers as a group (7 persons)				8,084,234	-	8,084,234	38.45%

(1) Includes 650 shares owned by Mr. Brown’s spouse.  Mr. Brown disclaims beneficial ownership of the shares owned by his spouse.
(2) Includes 20,000 shares of restricted common stock.
(3) Based on information set forth in a Schedule 13G/A filed dated February 16, 2016 (the "Schedule 13G"). The securities  are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, which was an investment adviser to these clients as of December 31, 2015. As set forth in the Schedule 13G, those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. As set forth in the Schedule 13G, no such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

Wellington Trust Company, NA
Wellington Trust Company, National Association Multiple Common Trust Funds, Micro Cap Equity Portfolio
WTC-CTF Micro Cap Equity

(4)  Includes 2,000 shares owned by Mr. Goulet’s minor children.

Equity Compensation Plan Information

The following table provides aggregate information regarding grants under all equity compensation plans of GlobalSCAPE through December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding securities Reflected in Column (A))
	(A)	(B)	(C)

Equity compensation plans approved by security holders	2,091,325	$2.45	1,345,590

Section 16(a) Beneficial Ownership Reporting Compliance

GlobalSCAPE believes, based solely on its review of the copies of Section 16(a) forms furnished to it and written representations from executive officers and directors (and its ten percent stockholders), that all Section 16(a) filing requirements were fulfilled on a timely basis except that David Mann reported a sale of 16,551 shares on November 5, 2015, on a Form 4 filed on November 10, 2015, which was late by one day.

 In making this disclosure, GlobalSCAPE has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions in 2015

Robert Langenbahn, an Enterprise Sales Manager, earned $279,376 in base salary and commissions in 2015.  Mr. Langenbahn is the son-in-law of Thomas W. Brown, our Chairman of the Board. Mr. Langenbahn’s compensation plan is comparable to that of others in our sales and marketing organization.

We did not have any other related-party transactions in 2015.

Policy Related to Related Person Transactions

Our Board of Directors has adopted a formal, written related-person transaction approval policy, setting forth GlobalSCAPE’s policies and procedures for the review, approval, or ratification of “related-person transactions.”  For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which GlobalSCAPE is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by GlobalSCAPE to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”.

•	Transactions available to all employees or all stockholders on the same terms.

•
Purchases of products or services from GlobalSCAPE in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in GlobalSCAPE’s filings with the SEC.

•	Transactions, which when aggregated with the amount of all other transactions between the related person and GlobalSCAPE, involve less than $5,000 in a fiscal year.

Our Audit Committee is required to approve any related-person transaction subject to this policy before commencement of the related-person transaction, provided that if the related-person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment, or rescission. The Chairman of our Audit Committee has the authority to approve or take other actions with respect to any related-person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the Chairman must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related-person transaction:

•	Whether the terms are fair to GlobalSCAPE.

•	Whether the transaction is material to GlobalSCAPE.

•	The role the related person has played in arranging the related-person transaction.

•	The structure of the related-person transaction.

•	The interest of all related persons in the related-person transaction.

Our Audit Committee may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon GlobalSCAPE and the related person following certain procedures designated by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

We compensate our management through a combination of base salary, sales commissions, incentive bonuses and long-term equity based awards in the form of stock options and stock awards. This compensation is designed to be competitive with those of a group of companies which we have selected for comparative purposes in order to attract and retain our executive officers while also creating incentives which will align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the Summary Compensation Table below, whom we sometimes refer to as our named executive officers, or NEOs, and places in perspective the data presented in the tables and narrative that follow.

 Our Compensation Committee

Our Compensation Committee approves, implements, and monitors all compensation and awards to executive officers including the President and Chief Executive Officer, Chief Financial Officer, and the other NEOs.  The Committee’s membership is determined by the Board of Directors and is composed of two non-management directors. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.  During 2015, the Committee did not delegate any of its responsibilities.

The Committee periodically approves and adopts, or makes recommendations to the Board for, GlobalSCAPE’s compensation decisions (including the approval of grants of stock options to our NEOs).  At least annually, our President and Chief Executive Officer submits to the Compensation Committee his recommendations as to base salary, bonus and equity incentive awards for each executive officer, except himself, for the following fiscal year based upon his subjective evaluation of their individual performance.  The Compensation Committee reviews and discusses the recommendations and has the sole authority to determine the base salary, bonus, and equity incentives for the President and Chief Executive Officer.

The Compensation Committee reviewed all components of compensation for our executive officers, including salary, bonuses, long-term equity incentives, the dollar value to the executive, and the cost to GlobalSCAPE of all perquisites and all severance and change of control arrangements. Based on this review, the Compensation Committee determined that the compensation paid to our executive officers reflected our compensation philosophy and objectives.

 Compensation Philosophy and Objectives

Our underlying philosophy in the development and administration of GlobalSCAPE’s annual, incentive, and long-term compensation plans is that our compensation system should be designed to attract and retain talented executives while also creating incentives that reward performance and align the interests of our NEOs with those of GlobalSCAPE’s stockholders.  Key elements of this philosophy are:

•	Establishing base salaries that are competitive with the companies in our comparative group, within GlobalSCAPE’s budgetary constraints and commensurate with GlobalSCAPE’s salary structure.

•
Rewarding our NEOs for outstanding Company-wide performance as reflected by financial measures, such as sales revenue or net income, or other goals, such as the consummation of an acquisition and product delivery as well as customer and employee satisfaction and compliance with regulatory requirements.

•
Providing equity-based incentives for our NEOs to ensure that they are motivated over the long term to respond to GlobalSCAPE’s business challenges and opportunities as owners rather than just as employees.

Attracting and Retaining Executive Talent.

We recognize salary is one component in successfully attracting and retaining talented executives who will help the Company grow.  Being mindful of our budgetary responsibilities, we generally set our base salaries at levels we believe are competitive relative to comparable companies in our industry that are in our general geographic area.  We use third-party services that gather and report base salary, incentives, equity, and total compensation information for multiple companies. The services we use include Equilar Executive Compensation Survey, Salary.com Small Business Compensation Solutions and Kenexa CompAnalyst. We use these services because we believe they provide information relevant to the industry and geographic areas in which our personnel work. This comparison allows us to create competitive total compensation packages for our executive team.  Annual adjustments are considered and based on the Company’s ability to achieve pre-established revenue and profitability goals.

Rewarding Performance.

We reward outstanding performance by certain of our personnel (other than those who earn sales commissions) with cash bonuses that are based on financial measures, such as sales revenue or net income, or other goals, such as the consummation of an acquisition or product delivery. For more information on our bonus program, refer to “Elements of Executive Compensation—Incentive Compensation.” We reward performance by certain of our sales personnel through payment of commissions based on bookings for sales of our products and services.

Aligning Executive and Stockholder Interests.

We believe that equity-based compensation provides an incentive to our NEOs to build value for our Company over the long term and to align the interests of our NEOs and stockholders.  We use stock options because we believe such options will generate value to the recipient only if our stock price increases during the term of the option.  The stock options granted to our NEOs vest solely based on the passage of time, other than in the event of a change of control.  We believe that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such rewards only if they remain employed by us until the awards vest.

 Elements of Executive Compensation

The compensation currently paid to GlobalSCAPE’s executive officers consists of the following core elements:

•	Base salary.

•
Either bonuses under a performance-based, non-equity incentive plan for personnel other than those who earn sales commissions or sales commissions based on bookings for sales of our products and services.

•	Stock option awards granted pursuant to our 2010 Employee Long-Term Equity Incentive Plan, which we refer to as the 2010 Employee Plan.

•	Other employee benefits available to all employees of GlobalSCAPE.

We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints, creating cash incentives that reward Company-wide and individual performance, and aligning the interests of our NEOs with those of GlobalSCAPE’s stockholders by providing the NEOs with equity-based incentives to ensure motivation over the long term.  We view the core elements of compensation as related but individually distinct.  Although we review total compensation, we do not believe that significant compensation derived from one component should increase or reduce compensation from another component.  We determine the appropriate level for each component of compensation separately.  We have not adopted any formal or informal policies or guidelines for allocating compensation among long-term incentives and annual base salary and bonuses, between cash and non-cash compensation, or among different forms of non-cash compensation. We consider the experience, tenure, and seniority of each named executive officer in making compensation decisions.

GlobalSCAPE does not have any deferred compensation programs or supplemental executive retirement plans. No perquisites are provided to GlobalSCAPE’s executive officers that are not otherwise available to all employees of GlobalSCAPE. No perquisites are valued in excess of $10,000 per employee.

Base Salary.  Being mindful of our budgetary responsibilities, the base salaries for all GlobalSCAPE NEOs are targeted at levels we believe are competitive relative to a comparative group of the companies in our general industry and geographic region.  This approach enables us to attract and retain the necessary talent a small, competitive company needs to grow.  This salary structure is reviewed at least annually, and more frequently if warranted, to ensure its competitiveness within our peer group. Adjustments are determined initially by our President and Chief Executive Officer with final approval by the Compensation Committee before being implemented.  The composite average increase in base salaries for all Company employees, including NEOs, during 2015 was approximately 2%.

Incentive Compensation.  The Compensation Committee believes that paying incentive compensation in the form of bonuses or commissions helps create financial incentives for our NEOs that are tied directly to goals that best reflect their respective duties and responsibilities or the achievement of certain goals.  The Compensation Committee approves the plans under which bonuses and commissions are paid and may, at its discretion, modify the goals and objectives upon which these payments are based, pay bonuses if such goals are not met, or increase or decrease the amounts paid..

If certain target levels of revenue and net income were achieved for 2015, Messrs. Bindseil and Albrecht were eligible for annual bonuses equal to 35% of their base salaries. Mr. Goulet was eligible for an annual bonus equal to 15% of his base salary. If actual revenue and net income fall below the target levels, the base bonuses are reduced on a sliding scale by specified percentages to a point where if less than 85% of the target levels of revenue and net income are achieved, no bonus is earned. If actual revenue and net income exceed the target levels, the base bonuses are increased on a sliding scale by specified percentages of up to 200%. For 2015, the Company achieved 100% of the revenue target and 127% of the income target as both are defined and set forth in the annual bonus plan. Based on these results, the Compensation Committee approved and the Company paid bonuses for 2015 of $106,304 to Mr. Bindseil, $101,874 to Mr. Albrecht and, $12,090 to Mr. Goulet.

Mr. Goulet is also paid a sales commission each month. The amount of the commission is based upon sales bookings quotas consisting of certain bookings of sales of licenses, maintenance and support and professional services as established by our CEO and approved by the Compensation Committee. During 2015, he was eligible to be paid a sales commission of $43,750 upon achieving the prescribed sales bookings quotas. If he did not achieve those quotas, that sales commission amount was subject to a prorata reduction based on the achieved percentage of the sales bookings quota. If he exceeded the sales bookings quotas, he was eligible to be paid commissions equal to $43,750 plus an additional amount on sales bookings above the quota computed at two times the rate at which he was paid commissions up to the sales bookings quota. For 2015, Mr. Goulet was paid sales commissions of $247,271, which was 1.35% of the total sales bookings for which he was eligible to be paid sales commissions.

Long-Term Equity Incentive Plan.  GlobalSCAPE’s 2010 Employee Long Term Equity Incentive Plan, or 2010 Employee Plan, was approved by our stockholders in 2010. This plan authorizes us to grant incentive stock options, non-qualified stock options, and shares of restricted stock to our NEOs, as well as to all employees of GlobalSCAPE. A total of 3,000,000 shares of common stock are reserved for issuance under this plan.  We use stock options as a form of long-term compensation because we believe that stock options motivate our NEOs to exert their best efforts on behalf of our stockholders and align the interests of our NEOs with our stockholders.  Vesting is accelerated in certain events described under “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

The purpose of the 2010 Employee Plan is to employ and retain qualified and competent personnel and to promote the growth and success of GlobalSCAPE, which can be accomplished by aligning the long-term interests of the NEOs with those of the stockholders by providing the NEOs an opportunity to acquire an equity interest in GlobalSCAPE.  All grants are made with an exercise price equal to the closing price of our common stock on the date of grant.  On their date of hire and generally each year thereafter, our NEOs are granted options to purchase shares. These options generally vest ratably over three years from the option grant date.  Options granted on the date of hire and each year thereafter generally may each be for the purchase of additional shares of our common stock with the exact number determined at the discretion of the Compensation Committee and Board of Directors based upon input from our President and Chief Executive Officer.  We do not time stock option grants in coordination with the release of material non-public information.

Other Employee Benefits.  GlobalSCAPE’s NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, and long-term disability insurance on the same basis as other employees.  GlobalSCAPE’s NEOs are eligible to participate in our 401(k) plan on the same basis as other employees.  GlobalSCAPE’s Board of Directors, at its sole discretion, may authorize GlobalSCAPE to make matching cash contributions (in part or in whole) each year to the 401(k) on behalf of our employees.

Compensation Policies and Practices

The Compensation Committee has conducted an in-depth risk assessment of the Company’s compensation policies and practices in response to public and regulatory concerns about the link between incentive compensation and excessive risk taking by companies.  The Compensation Committee concluded that our compensation policy does not motivate imprudent risk taking.  In this regard, the Compensation Committee believes that:

•	The Company’s annual incentive compensation is based on performance metrics that promote a disciplined approach towards the long-term goals of the Company.

•	The Company does not offer significant short-term incentives that might drive high-risk investments at the expense of the long-term value of the Company.

•
The Company’s compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering the Company’s stock ownership guidelines for executive officers.

•
The Company’s compensation awards are capped at reasonable levels, as determined by a review of the Company’s financial position and prospects, as well as the compensation offered by companies in our industry.

•	The Board’s high level of involvement in approving our operating budget, material investments and capital expenditures help avoid imprudent risk taking.

The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business.  The Company and the Compensation Committee concluded that the Company has a balanced pay and performance program and that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Regulatory Requirements

Deductibility of Executive Compensation.  Federal income tax laws limit the deductions a publicly-held company is allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer.  Generally, amounts paid in excess of $1.0 million to a covered executive, other than performance-based compensation, cannot be deducted.  In order to constitute performance-based compensation for purposes of the tax law, stockholders must approve the performance measures.  Since GlobalSCAPE does not anticipate that the compensation for any executive officer will exceed the $1.0 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested.  We will reconsider this matter if compensation levels approach this threshold in light of the tax laws then in effect.  We will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Policy on Recovery of Compensation.  Our President and Chief Executive Officer and Chief Financial Officer are required to repay certain bonuses and stock-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

Risk Considerations in our Compensation Program

The Compensation Committee has reviewed the Company’s compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk-taking by corporations. The Committee concluded that the Company’s compensation program does not motivate imprudent risk taking and that any risks taken resulting from compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the Committee determined the following:

•	The Company’s annual incentive compensation is based on balanced performance metrics that promote progress towards longer-term Company goals.

•
The Company’s compensation programs are capped at reasonable levels, as determined by a review of the Company’s budgetary constraints, economic position and prospects, as well as the compensation offered by comparable companies.

•
The oversight of the Compensation Committee in the operation of incentive plans and the high level of board involvement in approving material use of Company resources adequately mitigates imprudent risk-taking.

Compensation Committee Report

The Compensation Committee of GlobalSCAPE reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Accordingly, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee, which consists of the following directors:

•	Frank M. Morgan (Chairman of the Compensation Committee)
•	David L. Mann

Summary Compensation Table

The following table summarizes compensation that GlobalSCAPE paid to our President and Chief Executive Officer and the next two, most highly compensated executive officers for the fiscal years ended December 31, 2015 and 2014.

		Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation (3)	Total
James L. Bindseil	2015	$247,700	$-	$104,654	$106,304		$22,362	$481,020
President and Chief	2014	240,000	-	62,165	123,268		19,651	445,084
Executive Officer

James W. Albrecht, Jr.	2015	236,900	-	104,654	101,874		23,900	467,328
Chief Financial Officer	2014	230,000	-	-	118,132		19,439	367,571

Mathew C. Goulet
Senior Vice President of Sales	2015	206,542	-	104,654	259,361	(2)	23,329	593,884
and Marketing	2014	171,154	-	31,174	171,855	(2)	40,093	414,276

(1)
These amounts represent the aggregate grant date fair value of stock option awards for fiscal years 2015 and 2014 calculated as described in our Consolidated Financial Statements included in our Form 10-K as of December 31, 2015, and for the two years then ended filed with the Securities and Exchange Commission.  See specifically footnote 2, Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2015 or 2014.  These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become vested which is generally three years.

(2)
Mr. Goulet’s non-equity incentive compensation for 2015 consists of $12,090 earned under our annual incentive bonus plan described above and $247,271 of sales commissions. For 2014, this amount consisted only of sales commissions.

(3)	Primarily 401k matching contributions and group health plan premiums for all officers.

Relationship of Salary and Annual Incentive Compensation to Total Compensation

The following table sets forth the relationship of salary and annual incentive compensation to total compensation for our NEOs for 2015.

Executive	Percentage of Salary to Total Compensation	Percentage of Annual Cash Incentive Payment to Total Compensation(1)
James L. Bindseil	51.5%	22.1%
James W. Albrecht, Jr.	50.7%	21.8%
Matthew C. Goulet	34.8%	43.7%

(1)	Includes non-equity incentive plan compensation and sales commissions.

Employment Agreements and Potential Payments Upon Termination or Change in Control

GlobalSCAPE has entered into employment agreements with each of our named executive officers pursuant to which each will receive compensation as determined from time to time by the Board of Directors in its sole discretion.

The employment agreements for Messer’s Bindseil, Albrecht and Goulet do not provide for any minimum term of employment. Each agreement is currently in force through March 31, 2017. In the event there is a Change in Control but they are not terminated in connection with that event, a one year employment term commences as of the date of the Change in Control. Each agreement automatically renews on each subsequent annual anniversary date for an additional one year period unless the agreement is cancelled by the Company at least 90 days prior to the end of any such one year term. These agreements do not provide for any payment to them in the event of termination, except that if their employment is terminated in connection with a Change in Control, the Company will pay them an amount equal to their annual base salary which the Company may, at its option, pay as a lump sum.

A Change in Control occurs under these employment agreements upon the occurrence of any of the following:

•
Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if Thomas W. Brown and/or David L. Mann acquire, directly or indirectly, beneficial ownership of  securities representing 50% or more of the combined voting power of GlobalSCAPE’s then outstanding securities, then it shall not be deemed a Change of Control.

•	Any person or group makes a tender offer or an exchange offer for 50% or more of the combined voting power of the Company's then outstanding securities.

•
At any time during any period of twelve consecutive months, individuals who at the beginning of such period constituted a majority of  the Board of Directors (“Incumbent Directors”) of the Company cease for any reason other than death to constitute a majority of the board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or whose election was approved by two-thirds of the Incumbent Directors; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director.

•
The Company consolidates, merges or exchanges securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction beneficially own, immediately after the effective time of such transaction, less than 50% of the combined voting power of the outstanding securities of the entity resulting from such a transaction.

•	Any person or group acquires all or substantially all of the Company’s assets.

All of our employment agreements provide for termination without any further payments due if the termination is for “cause”, with that term defined to include any one of the following events:

•
Employee substantially fails to perform his duties with the Company (other than any such failure resulting from his incapacity due to disability or any such actual or anticipated failure resulting from termination by employee for Good Reason as defined below) after a written demand for substantial performance is delivered to employee by the Board, which specifically identifies the manner in which the Board believes that employee has not substantially performed his duties.

•	Employee engages in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise.

•
Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of the Company or any of its affiliates, or the Company discovers that employee has committed any such act in the past with respect to a previous employer.

•	Employee is indicted for any felony or any criminal act involving moral turpitude, or the Company discovers that employee has been convicted of any such act in the past.

•	Employee commits a material breach of any of the covenants, representations, terms or provisions of the employment agreement.

•	Employee violates any instructions or policies of the Company with respect to the operation of its business or affairs that causes material harm, economic or otherwise, to the Company.

•	Employee uses illegal drugs.

“Good Reason,” as used above, means, without the officer’s express written consent, any of the following:

•	The material failure by the Company, without employee’s consent, to pay to employee any portion of his current compensation within ten (10) days of the date any such compensation payment is due.

•
The Company commits a material breach of any of the covenants, representations, terms or provisions of the employment agreement, and such breach is not cured within thirty (30) days after written notice thereof to the Company, which notice shall identify in reasonable detail the nature of the breach and gives the Company an opportunity to respond, excluding, however, failure to pay salary within ten (10) days as described above.

•	Any material diminution of employee’s title, function, duties, authority or responsibilities, including reporting requirements.

•	A reduction in Employee’s base salary as in effect on the date of the employment agreement or as may be increased from time to time.

•	A material reduction in the employee benefits that are in effect from time to time for employee.

•	A relocation of the employee’s principal place of employment to a location which is beyond a 50 mile radius from San Antonio, Texas.

If any lump sum payment to a named executive officer would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid will be increased so that each named executive officer, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

In the event of a Change in Control, unvested options to purchase our common stock that have been awarded to our NEOs will become fully vested.

The table below contains information concerning termination and change in control payments to each of our named executive officers as if the event occurred on December 31, 2015.

Name & Principal Position	Benefit		Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason

James L. Bindseil	Severance		$-	$247,200
President and Chief Executive Officer	Option Acceleration	(1)	not applicable	177,043

James W. Albrecht, Jr.	Severance			236,900
Chief Financial Officer	Option Acceleration	(1)	not applicable	60,750

Matthew C. Goulet	Severance		-	210,000
Vice President of Sales	Option Acceleration	(1)	not applicable	151,285

(1)
The option acceleration amount is the intrinsic value of equity awards minus the exercise price. This intrinsic value is based upon the closing price for a share of our common stock of $4.01 on December 31, 2015, minus the exercise price.  If the number in this column is zero, the option exercise price of all options held by that NEO is greater than the closing price of our common stock used in determining this amount.

GRANTS OF PLAN-BASED AWARDS

The following table provides information with regard to grants of non-equity incentive compensation and all other stock awards to our named executive officers in 2015.  We do not have an equity incentive plan. Therefore, these columns have been omitted from the following table.

						All Other Option Awards: Number of	Per Share Exercise or	Grant date fair value
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)				Securities Underlying	Base Price of Option	of stock and option
	Grant Date	Threshold	Target		Maximum	Options	Awards ($)	awards ($)(2)
James L. Bindseil	3/24/2015	-	$86,520		Unlimited	-	-	-
James L. Bindseil	2/9/2015	n/a	n/a		n/a	75,000	$3.20	$104,654

James W. Albrecht, Jr.	3/24/2015	-	$82,915		Unlimited	-	-	-
James W. Albrecht, Jr.	2/9/2015	n/a	n/a		n/a	75,000	$3.20	$104,654

Matthew C. Goulet	3/24/2015	$-	$7,700	(3)	Unlimited	-	-	-
Matthew C. Goulet	2/9/2015	n/a	n/a		n/a	75,000	$3.20	$104,654

(1)
Awards potentially payable under our annual bonus plan.  The annual bonus plan does not provide for a threshold level as the bonuses under the plan can range from zero to an unlimited amount.  See the discussion under “Compensation Discussion and Analysis – Elements of Executive Compensation – Incentive Compensation” for more information.

(2)
These amounts represent the aggregate grant date fair value of stock option awards for fiscal years 2015 and 2014 calculated as described in our Consolidated Financial Statements included in our Form 10-K as of December 31, 2015, and for the two years then ended filed with the Securities and Exchange Commission.  See specifically footnote 2, Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2015 or 2014.  These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become vested which is generally three years.

(3)	Does not include sales commissions for which no threshold, target or maximum amounts are paid.

Outstanding Equity Awards at Fiscal Year-End

The table below contains certain information concerning outstanding option awards at December 31, 2015, for our named executive officers

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date

James L. Bindseil
President and Chief Operating Officer	75,000	-	$2.38	8/16/2020
	10,000	-	$2.10	1/3/2021
	40,000	-	$1.70	1/3/2022
	49,500	25,500	$1.65	6/10/2023
	8,250	16,750	$2.35	1/2/2024
	8,250	16,750	$2.32	12/5/2024
	-	75,000	$3.20	2/9/2025

James W. Albrecht, Jr.
Chief Financial Officer	150,000	-	$2.10	7/10/2022
	-	75,000	$3.20	2/9/2025

Matthew C. Goulet
Chief Operating Officer	49,500	25,500	$1.55	9/9/2023
	8,250	16,750	$2.35	1/2/2024
	-	75,000	$3.20	2/9/2025

Pension Benefits

GlobalSCAPE does not sponsor any pension benefit plans. None of the NEOs contribute to such a plan.

Non-Qualified Deferred Compensation

GlobalSCAPE does not sponsor any non-qualified, defined compensation plans or other non-qualified deferred compensation plans.

Compensation of Directors

The Board of Directors has the authority to determine the amount of compensation to be paid to its members for their services as directors and committee members and to reimburse directors for their expenses incurred in attending meetings.

Our non-employee directors receive the following cash compensation:

•	Base monthly retainer:

o	Board Chairman (Mr. Brown) - $5,000 per month

o	All other Board members - $2,000 per month

•	Committee chair monthly retainer (Messrs. Mann and Morgan) - $1,000 per month

•	Attendance at Board or committee meetings - $1,000 per meeting

Mr. Bindseil, an employee of the Company, does not receive a monthly retainer or attendance fees for his service on the Board.

We also provide stock-based compensation to our directors under the GlobalSCAPE, Inc. 2015 Non-Employee Directors Long-Term Equity Incentive Plan, or the 2015 Directors Plan, and previously under the 2006 GlobalSCAPE, Inc. Non-Employee Directors Long-Term Incentive Plan, or the 2006 Directors Plan.  Under the 2015 Directors Plan, a maximum of 500,000 shares of GlobalSCAPE common stock may be awarded.  As of March 11, 2016, options to purchase a total of 140,000 shares were outstanding under the 2006 Directors Plan and 60,000 shares were outstanding under the GlobalSCAPE, Inc. 2000 Stock Option Plan. As of March 11, 2016, 80,000 shares of restricted common stock were issued and outstanding under the 2015 Directors Plan for which the restrictions lapse in May 2016 provided the owner of those restricted shares meets the continuing service requirement at that time.

The 2015 Directors Plan is administered by the Compensation Committee of the Board of Directors which sets the exercise price, term, and other conditions applicable to each stock option granted under the Plan.  Stock options awarded under this plan shall have an exercise share price of no less than 100% of the fair market value on the date of the award while the option terms and vesting schedules are at the discretion of the Compensation Committee.  The 2015 Directors Plan provides that each year, at the first regular meeting of the Board of Directors immediately following GlobalSCAPE’s annual stockholder’s meeting, each non-employee director shall be granted or issued maximum awards of either (1) a grant of an option to purchase 20,000 shares of our common stock or (2) the issuance of 20,000 shares of restricted common stock for participation in Board and Committee meetings during the previous calendar year. In 2015, the Compensation Committee granted 20,000 shares of restricted stock to each director except for Mr. Bindseil, who received no such shares as a result of his being an employee of the Company. The restrictions on this restricted stock lapse in May 2016 provided the owner of those restricted shares meets the continuing service requirement at that time.

The following table sets forth a summary of compensation for the fiscal year ended December 31, 2015 that GlobalSCAPE paid to each director.  GlobalSCAPE does not sponsor a pension benefits plan, a non-qualified deferred compensation plan or a non-equity incentive plan for our directors and, accordingly, these columns have been omitted from the following table:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Thomas W. Brown	$60,000	$66,800	$13,335	$140,135
David L. Mann	$51,000	$66,800	$13,335	$131,135
Frank M. Morgan	$51,000	$66,800	$658	$118,458
Phillip M. Renfro	$25,000	$66,800	$6,172	$97,972

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards for the fiscal year 2015 calculated as described in our Consolidated Financial Statements included in our Form 10-K as of December 31, 2015, filed with the Securities and Exchange Commission.  See specifically footnote 2, Accounting Policies, and footnote 8, Stock Options, Restricted Stock and Share-Based Compensation for a discussion of all assumptions made in the calculation of this amount. These amounts do not necessarily represent the actual amounts paid to or realized by the directors for the 2015 award.  These amounts are recognized as an expense in our financial statements over the period of service required for the grant to become unrestricted which is generally continuing service for one year subsequent to the date of the award.

(2)	Health insurance premiums.

As of December 31, 2015, stock options issued to our directors that had not been exercised and restricted stock awards for which the restriction had not yet lapsed as of that date are as follows:

Name	Outstanding Stock Options Not Exercised	Restricted Stock Awards
Thomas W. Brown	60,000	20,000
David L. Mann	60,000	20,000
Frank M. Morgan	20,000	20,000
Phillip M. Renfro	60,000	20,000

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

GlobalSCAPE’s Audit Committee has selected Padgett, Stratemann & Co., L.L.P., or “Padgett Stratemann”, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Although stockholder ratification is not required, the Board of Directors has directed that the selection of Padgett Stratemann be submitted to the stockholders for ratification at the annual meeting. A representative of Padgett Stratemann will not be present at the annual meeting.

The affirmative vote of the holders of a majority of the votes cast is required to ratify the selection of Padgett Stratemann.  In the event the stockholders fail to ratify the appointment, the Board may reconsider its appointment for this year.  Even if the appointment is ratified, the Board, in its discretion, may, if circumstances dictate, direct the appointment of a different independent registered public accounting firm at any time during the year, if the Board determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PADGETT, STRATEMANN & CO., L.L.P. AS GLOBALSCAPE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit Fees.  The aggregate fees billed for professional services provided by Padgett, Stratemann & Co., L.L.P. in connection with their audit of our consolidated financial statements as of December 31, 2014 and 2015, and for the years then ended and for their reviews of the condensed financial statements included in our Quarterly Reports on Form 10-Q during the years ended December 31, 2014 and 2015, were $149,000 and $181,000 respectively.  The aggregate fees billed for professional services provided by Grant Thornton LLP, or “Grant Thornton” (the Company’s predecessor independent registered public accounting firm), in connection with their reviews of the condensed financial statements included in our Quarterly Reports on Form 10-Q during the year ended December 31, 2014, were $72,000.

Audit-Related Fees.  There were no fees paid to Padgett Stratemann or Grant Thornton in 2014 or 2015 for services other than the audit or review of GlobalSCAPE’s financial statements.

Tax Fees.  There were no tax fees paid to Padgett Stratemann or Grant Thornton in 2014 or 2015.

All Other Fees.  Exclusive of the fees disclosed above relating to financial statement audit services, there were no fees billed for other services provided by Padgett Stratemann or Grant Thornton during the years ended December 31, 2014, or December 31, 2015.

Consideration of Non-Audit Services Provided by the Independent Auditors.  The Audit Committee has considered whether the services provided for non-audit services are compatible with maintaining the independence of Padgett Stratemann or Grant Thornton and has concluded that the independence of such firm has been maintained.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews GlobalSCAPE’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee is responsible for engaging independent auditors to perform an independent audit of GlobalSCAPE’s consolidated financial statements in accordance with generally accepted accounting principles and to issue reports thereon. The Committee reviews and oversees these processes, including oversight of:

•	The integrity of GlobalSCAPE’s financial statements.

•	GlobalSCAPE’s independent auditors’ qualifications and independence.

•	The performance of GlobalSCAPE’s independent auditors.

•	GlobalSCAPE’s compliance with legal and regulatory requirements.

In this context, the Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with GlobalSCAPE’s management.

•
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

•
Based on the review and discussions referred to in previous paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in GlobalSCAPE’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee.

David L. Mann (Chairman of the Audit Committee)
Frank M. Morgan

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

GlobalSCAPE asks that you indicate your support for our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. Your vote is advisory and will not be binding on the Board of Directors; however, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Compensation Committee is responsible for executive compensation and works to structure a compensation plan that reflects GlobalSCAPE’s underlying compensation philosophy of aligning the interests of our executive officers with those of our stockholders. Key elements of this philosophy are:

•	Establishing base salaries that are competitive with the companies in our comparative group, within GlobalSCAPE’s budgetary constraints and commensurate with GlobalSCAPE’s salary structure.

•
Rewarding our NEOs for outstanding, Company-wide performance as reflected by financial measures, such as sales revenue or net income, or other goals, such as the consummation of an acquisition and product delivery as well as customer and employee satisfaction and compliance with regulatory requirements.

•
Providing equity-based incentives for our NEOs to ensure that they are motivated over the long term to respond to GlobalSCAPE’s business challenges and opportunities as owners rather than just as employees.

The Board of Directors recommends a vote “FOR” the following resolution:

RESOLVED: That the stockholders approve, on an advisory basis, the compensation of GlobalSCAPE’s executives named in the Summary Compensation Table, as disclosed in this Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures and related material set forth in this Proxy Statement.

PROPOSAL FOUR
FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to determine how often to present the advisory stockholder vote to approve the compensation of our named executive officers (the “say-on-pay vote”). We must solicit your advisory vote on whether to have the say-on-pay vote every 1, 2, or 3 years. Stockholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter. The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

We value the opinion of our stockholders and welcome communication regarding our executive compensation policies and practices. After taking into account various considerations described below, we believe that a triennial vote will provide stockholders with the ability to express their views on our executive compensation policies and practices while providing us with an appropriate amount of time to consult with our stockholders and to consider their input.

Our executive compensation is administered by our Compensation Committee, as described in this Proxy Statement. Compensation decisions are complex and, with respect to our named executive officers, are disclosed in our Proxy Statement. We believe that establishing a three-year time frame for holding stockholder advisory votes on executive compensation will both enhance stockholder communication and provide the Compensation Committee time to consider, engage with and respond to stockholders’ expressed concerns or other feedback. In addition, we also believe that a triennial vote is consistent with our long-term business strategy and gives the Compensation Committee sufficient time to measure long-term performance.

Although, as an advisory vote, this proposal is not binding upon GlobalSCAPE or its Board of Directors, the Board will carefully consider the stockholder vote on this matter.

While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of future say-on-pay votes, the Board of Directors recommends that you vote for a frequency of every 3 years.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

You may submit proposals for consideration at future stockholder meetings.  For a stockholder proposal to be considered for inclusion in our Proxy Statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 23, 2016.  Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  Proposals should be addressed to:

GlobalSCAPE, Inc.
Attn: Corporate Secretary
4500 Lockhill-Selma Rd, Suite 150
San Antonio, TX 78249

For a stockholder proposal that is not intended to be included in our Proxy Statement under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary as follows:

•	Not earlier than the close of business on February 4, 2017; and

•	Not later than the close of business on March 6, 2017.

If the date of the stockholder meeting is moved more than 30 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our Proxy Statement under Rule 14a-8 must be received no later than the 10th day following the date on which a notice of the date of the annual meeting is mailed or the date of the meeting is publicly announced.

AVAILABLE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934, as amended, and file annual, quarterly, and special reports and other information with the SEC.  You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain more information about the SEC’s Public Reference Room by calling 1-800-SEC-0330.  The SEC also maintains an Internet site that contains all of these reports and other information regarding our Company and other issuers that file electronically with the SEC at http://www.sec.gov.  We also post links to our SEC filings at our web site at http://www.globalscape.com.

You may request a copy of GlobalSCAPE’s annual, quarterly, and current reports, Proxy Statements, and other information at no cost, including our annual report on Form 10-K, including financial statements and schedules thereto, for the year ended December 31, 2015, by writing or telephoning GlobalSCAPE at the following address:

GlobalSCAPE, Inc.
Attn: Chief Financial Officer
4500 Lockhill-Selma, Suite 150
San Antonio, Texas  78249
(210) 308-8267

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the annual meeting.  However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

By Order of the Board of Directors, James L. Bindseil President and Chief Executive Officer

March 23, 2016
San Antonio, TX